Exhibit 10(aa)

PCS Supplemental Retirement Plan
for U.S. Executives

January 1, 1999

Contents

Article 1. Establishment and Purpose		1
1.1	Establishment	1
1.2	Purpose	1
Article 2. Definitions and Construction		1
2.1	Definitions	1
2.2	Gender and Number	4
2.3	Severability	4
2.4	Transfer of Employment	4
2.5	Successors	4
2.6	Applicable Law	5
Article 3. Eligibility and Participation		5
3.1	Eligibility	5
3.2	Cessation of Participation	5
Article 4. Retirement Benefit		5
4.1	Vesting and Forfeiture of Benefits	5
4.2	Amount of Benefit	6
4.3	Timing and Manner of Payment	6
4.4	Tax Withholding	6
4.5	Nontransferability	6
Article 5. Preretirement Death Benefit		6
5.1	Entitlement and Amount of the Death Benefit	6
5.2	Timing and Manner of Payment	7
Article 6. Funding		7
6.1	Unfunded Plan	7
6.2	Costs of the Plan	7
Article 7. Rabbi Trust		7
7.1	Establishment	7
7.2	Terms	8
7.3	Funding	8
7.4	Distributions	8

Article 8. Administration		8
8.1	The Committee	8
8.2	Authority of the Committee	8
8.3	Decisions Binding	8
Article 9. Amendment and Termination		9

Article 1.     Establishment and Purpose

1.1     Establishment

Potash Corporation of Saskatchewan Inc. (“Company”), a corporation under the laws of Canada, pursuant to a resolution of its Board of Directors, established as of January 1, 1999, a supplemental executive retirement plan for key employees to be known as the “PCS Supplemental Retirement Plan for U.S. Executives” (“Plan”).

1.2     Purpose

This Plan is intended to fully restore pension benefits under a tax-qualified pension plan that would otherwise have been provided to a select group of eligible employees in the absence of certain restrictions imposed by the Internal Revenue Code. This Plan supersedes all other restoration plans covering the Participants under this Plan. The Plan is intended to be a plan within the meaning of section 201(2) of the Employee Retirement Income Security Act of 1974, as amended, that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (“top-hat plan”).

Article 2.     Definitions and Construction

2.1     Definitions

The following terms shall have the meaning stated below and, when intended, such terms shall be capitalized.

(a)	Actuarial Equivalent.

(1)	In General. The term “Actuarial Equivalent” or “Actuarially Equivalent” means a benefit payable at a particular time and in a particular form under which the aggregate payments expected to be received are equal in value to the aggregate payments expected to be received at a different time or in a different form of benefit. The actuarial assumptions used by the Pension Plan to calculate a Participant’s benefit shall be used for this Plan.

In the absence of specified actuarial assumptions, the following assumptions shall be used:

(A)	the 1994 Unisex Pension Table with male annuity factors weighted at fifty percent (50%) and female annuity factors weighted at fifty percent (50%); and

(B)	an interest rate of eight percent (8%) per year.

(2)	Lump Sum Benefits. Notwithstanding anything to the contrary, in determining an Actuarially Equivalent lump sum benefit, the IRS Interest Rate and the IRS Mortality Table shall be used. The conversion of the amount of a benefit that is described as an amount payable in an annuity form to an amount payable as a lump sum benefit shall be made after the amount of the annuity form is adjusted pursuant to the actuarial factors of the Pension Plan to reflect commencement of benefits at a date other than the normal retirement date under the Pension Plan.

(3)	Definitions.

(A)	IRS Interest Rate. The term “IRS Interest Rate” means the average yield for the thirty (30) year Treasury Constant Maturities (or such successor rate that may be specified under Code section 417 for lump sum calculations unless the Committee determines otherwise) for the second month before the month the Participant terminates employment from all Employers and Related Organizations, or if earlier, for the second month before the month of the Participant’s death (whether or not the benefit distribution occurs later).

(B)	IRS Mortality Table. The term “IRS Mortality Table” means the mortality table prescribed by the Internal Revenue Service that is based on the prevailing commissioners’ standard table used to determine reserves for group annuity contracts issued on the date the Participant terminates employment from all Employers and all Related Organizations, or if earlier, on the date of the Participant’s death.

(b)	Board. The term “Board” means the Board of Directors of the Company.

(c)	Cause. The term “Cause” means the occurrence of one or more of the following as determined solely by the Committee in the exercise of its good faith and reasonable judgment:

(1)	The willful and continued failure by a Participant to substantially perform his or her duties with his or her Employer or a Related Organization, other than a failure resulting from the Participant’s Disability, followed by the failure of the Participant to remedy such failure within ten (10) business days after written notice is delivered to the Participant. Such notice shall specifically identify the manner in which the Committee believes that the Participant has not substantially performed his or her duties.

(2)	Willful gross misconduct by the Participant that materially and demonstrably injures his or her Employer or a Related Organization monetarily or in any other manner. However, a Participant’s act or failure to act shall not be considered “willful” if the Participant’s act or failure was in good faith and based on a reasonable belief that his or her act or omission was in the best interest of his or her Employer and its Related Organizations.

(d)	Change in Control. The term “Change in Control” means one or more of the following events:

(1)	Within any period of two (2) consecutive years, the directors of the Board at the beginning of such period and any new directors cease for any reason to constitute a majority of the Board. For the purpose of this paragraph, the term “new directors” means those directors whose appointment by the Board or nomination for election by shareholders of the Company was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved.

(2)	An amalgamation, merger, consolidation, windup, reorganization, or restructuring of the Company with or into any other entity occurs, or a similar event (or series of events) occurs. However, this paragraph shall not apply if the persons who were holders of the Company’s securities immediately before the event beneficially own (directly or indirectly) after the event securities of the surviving (or consolidated) corporation representing fifty percent (50%) or more of the combined voting power of the surviving corporation’s securities in substantially the same proportions as their ownership in the Company’s securities immediately before such event.

For the purpose of this paragraph, the term “securities” means those outstanding securities entitled to vote in the election of directors of the Company or the surviving corporation, whichever is indicated.

(3)	In one transaction or series of transactions within any twelve (12) month period, fifty percent (50%) or more of the value of the fixed assets of the Company are sold or otherwise disposed of (by liquidation, dissolution, dividend, or otherwise). The value of the fixed assets shall be based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements.

(4)	Any party, including persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then-outstanding securities entitled to vote in the election of directors of the Company.

(e)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

(f)	Committee. The term “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer the Plan.

(g)	Company. The term “Company” means Potash Corporation of Saskatchewan Inc., or any successor.

(h)	Disability. The term “Disability” has the meaning given by the long-term disability plan maintained by a Participant’s Employer.

(i)	Effective Date. The term “Effective Date” means January 1, 1999.

(j)	Employer. The term “Employer” has the meaning given by the Pension Plan.

(k)	ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)	Participant. The term “Participant” means an individual who satisfies the requirements of section 3.1 or who has an accrued benefit under the Plan.

(m)	Pension Plan. The term “Pension Plan” means the PCS U.S. Employees’ Pension Plan, or a predecessor or successor plan.

(n)	Plan. The term “Plan” means the PCS Supplemental Retirement Plan for U.S. Executives.

(o)	Plan Year. The term “Plan Year” means the consecutive twelve (12) month period beginning each January 1 and ending December 31.

(p)	Related Organization. The term “Related Organization” has the same meaning as in the Pension Plan.

(q)	Vesting Service. The term “Vesting Service” has the same meaning as in the Pension Plan.

2.2     Gender and Number

Except when otherwise indicated by the context, masculine terminology shall include the feminine, and singular terminology shall include the plural.

2.3     Severability

If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

2.4     Transfer of Employment

Notwithstanding anything to the contrary, the transfer of employment of a Participant between his or her Employer and its Related Organizations shall not be deemed a termination of the Participant’s employment with the Company or a Related Organization for the purposes of this Plan.

2.5     Successors

All obligations under the Plan of the Company and the Employers shall be binding upon their successors, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of their business or assets.

2.6     Applicable Law

To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Illinois without giving effect to principles of conflicts of laws.

Article 3.     Eligibility and Participation

3.1     Eligibility

An individual shall be eligible to participate in this Plan if —

(a)	the individual’s benefit under the Pension Plan is reduced on account of Code section 401(a)(17) (relating to the amount of compensation that may be taken into account) or Code section 415 (relating to the maximum permissible benefit),

(b)	the individual is a management or highly compensated employee of his or her Employer or a Related Organization, and

(c)	the Committee approves the individual’s participation in the Plan.

3.2     Cessation of Participation

The Committee may determine that a Participant is ineligible to continue participation in the Plan for any reason. Except as provided in section 4.1(b)(2) (forfeiture for Cause), such Participant’s shall retain all rights relating to benefits previously accrued and vested under the Plan.

Article 4.     Retirement Benefit

4.1     Vesting and Forfeiture of Benefits

(a)	Vesting. A Participant shall become fully vested in benefits under the Plan upon the earliest of —

(1)	the date that the Participant is at least age fifty-five (55) with at least five (5) years of Vesting Service,

(2)	the Participant’s Disability, or

(3)	a Change in Control of the Company.

(b)	Forfeiture.

(1)	In General. A Participant shall forfeit all benefits under the Plan if, before vesting as provided in subsection (a), the Participant —

(A)	is removed from participation in the Plan for any reason, or

(B)	terminates employment with all Employers and all Related Organizations for any reason (other than death after vesting under the Pension Plan).

(2)	For Cause. Notwithstanding anything to the contrary in this Plan, whether or not the Participant has vested under subsection (a), if the Participant’s employment is terminated for Cause, the Participant and the Participant’s beneficiaries shall immediately forfeit all rights and entitlement to benefits under the Plan.

4.2     Amount of Benefit

The amount of a Participant’s benefit shall equal the amount of the lump sum Actuarial Equivalent of a monthly benefit equal to the excess (if any) of (a) over (b) where —

(a)	is the monthly benefit that the Participant would have accrued under the Pension Plan had the monthly benefit been determined without regard to Code sections 401(a)(17) and 415, and

(b)	is the monthly benefit that the Participant actually accrued under the Pension Plan.

Unless the Committee determines otherwise, in computing the monthly benefit under this section, no benefit shall accrue for the period of service with White Spring Agricultural Chemicals, Inc. before November 1, 1995; with the Arcadian Corporation before March 1, 1997; or with PCS Sales (USA), Inc. before January 1, 1999.

4.3     Timing and Manner of Payment

A Participant’s benefit under section 4.2 shall be payable in a lump sum amount as of the annuity starting date under the Pension Plan. The Participant may not defer payment of the benefit to a later date and may not elect another form of payment.

4.4     Tax Withholding

A Participant’s Employer shall have the right to require that Participants remit to it an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.

4.5     Nontransferability

A Participant’s rights to benefits under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated. No payment shall be made under the Plan to any assignee or creditor of a Participant or to any assignee or creditor of a Participant’s beneficiary.

Article 5.     Preretirement Death Benefit

5.1     Entitlement and Amount of the Death Benefit

If a Participant dies after vesting under the Pension Plan but before the annuity starting date under the Pension Plan, the Participant’s beneficiary under the Pension Plan shall be entitled to a benefit equal to the lump sum Actuarial Equivalent of the excess of (a) over (b) where —

(a)	is the amount of the preretirement death benefit that would be payable to the beneficiary under the terms of the Pension Plan determined on the basis of the monthly amount described in section 4.2(a), and

(b)	is the amount of the preretirement death benefit that is payable to the beneficiary under the Pension Plan.

5.2     Timing and Manner of Payment

The death benefit described in section 5.1 shall be payable as a lump sum amount as of the annuity starting date for the death benefit that is payable under the Pension Plan.

The payment of the death benefit under this Article shall fully discharge the Plan’s obligation under the Plan to all persons with respect the Participant’s benefit.

Article 6.     Funding

6.1     Unfunded Plan

(a)	In General. The Plan shall not be funded for the purposes of the Code and ERISA. The obligation of the Participant’s Employer under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

(b)	Unsecured General Creditors. Participants and their beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable right, interest, or claim in any property or asset of any Employer or any Related Organization, nor shall they be beneficiaries of, or have any right, claim, or interest in any life insurance policy, annuity contract, or any proceeds therefrom owned or which may be acquired by any Employer or any Related Organization. No policy, annuity contract, or any other asset of any Employer or any Related Organization shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for fulfilling the obligations of any Employer or Related Organization under the Plan. All assets and policies of the Employers and the Related Organizations shall be their general, unpledged, unrestricted assets.

6.2     Costs of the Plan

Except as provided in Article 7 (rabbi trust), all costs of implementing and administering the Plan and paying the benefits of the Plan shall be borne by the Participant’s Employer.

Article 7.     Rabbi Trust

7.1     Establishment

The Committee may, at its sole and absolute discretion, at any time after the Effective Date, establish an irrevocable rabbi trust that is a grantor trust within the meaning of Code sections 671-677 for the benefit of Participants and beneficiaries of Participants. Such a trust shall have an independent trustee, selected by the Committee, who shall have fiduciary duty to carry out the terms and conditions of the Plan.

The provisions of this Article shall apply only if the Committee exercises its discretion and establishes a rabbi trust.

7.2     Terms

The assets of the rabbi trust shall be subject to the claims of general creditors in the event of a bankruptcy or insolvency under such terms that are specifically defined by the provisions of the rabbi trust and under a required procedure for notifying the trustee of any such bankruptcy or insolvency.

7.3     Funding

(a)	In General. Except as provided in subsection (b), at the sole and absolute discretion of the Committee, the Participant’s Employer shall contribute cash to the rabbi trust for the benefit of the Participant and his or her beneficiaries, as the Committee deems appropriate.

(b)	Change in Control. If a Change in Control occurs, the rabbi trust shall be funded immediately with an amount equal to the Actuarial Equivalent of the benefits under the Plan. The Company’s actuary shall determine the amount to be funded.

7.4     Distributions

Following a Change in Control, distributions of a Participant’s benefits shall be made from the rabbi trust directly to the Participant or the Participant’s beneficiary in accordance with Article 4 or Article 5 (as the case may be).

To the extent any benefits provided under the Plan are actually paid from the rabbi trust, the Employer shall have no further obligation for the benefit to the extent so paid, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by the Employer.

Article 8.     Administration

8.1     The Committee

The Committee, or another committee designated by the Board, shall administer the Plan. The Committee may delegate any or all of its administrative responsibilities.

8.2     Authority of the Committee

Except as otherwise provided, the Committee shall have the full power and discretion to select employees for participation in the Plan, to determine the terms and conditions of each employee’s participation, to construe and interpret the Plan and any agreement or instrument concerning the Plan, to establish, amend, or waive procedures for the Plan’s administration, and to amend the Plan to the extent permitted under Article 9. Further, the Committee shall have full power and discretion to make any other determination that may be necessary or advisable for the Plan’s administration.

8.3     Decisions Binding

All determinations and decisions made by the Committee or the Board and all related orders or resolutions of the Committee or the Board shall be final, conclusive, and binding on all persons, including the Company, Employers, Related Organizations, Employees, and their estates and beneficiaries.

Article 9.     Amendment and Termination

The Board reserves the right to amend, modify, or terminate the Plan at any time for any reason. Such right shall be exercised only by a written resolution or other written instrument approved by the Board.

The Committee shall also have the right to amend the Plan without obtaining the approval of the Board of Directors if the amendment does not —

(a)	have the effect of terminating the Plan;

(b)	materially increase the cost of providing benefits under the Plan, unless the amendment conforms the Plan with legislation, governmental regulations, rules, or interpretive bulletins expressing a public policy or condition with which the Plan must comply;

(c)	revise this Article to increase the Committee’s authority to amend the Plan or derogate from the authority of the Board of Directors; and

(d)	confer any special advantage whether economic or otherwise, whether present or contingent, on the Committee or its members.

The Committee may exercise its right to amend the Plan only by a written resolution or other written instrument approved by the Committee.

No amendment or termination may adversely affect the rights or benefits of a Participant previously accrued and vested under the Plan without the consent of the Participant.

* * * * * * * * * *

In Witness Whereof, the duly authorized officers of Potash Corporation of Saskatchewan Inc. have executed this instrument as of January 1, 1999 on August 9, 2002.

Potash Corporation of Saskatchewan Inc.
By	WILLIAM J. DOYLE

President & CEO

BARBARA JANE IRWIN

Senior Vice President Administration

(Corporate Seal)